EXHIBIT 16.1

Office Locations Las Vegas, NV New York, NY Pune, India Beijing, China

September 28, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

RE: Alaska Gold Corp. (FKA: Sono Resources)

We have read the statements that we understand Alaska Gold Corp. (FKA: Sono Resources) will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC
Certified Public Accountants

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052	Member of:
Telephone (702) 563-1600 ● Facsimile (702) 920-8049 www.dejoyagriffith.com